Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our reports dated April 27, 2004 (except for paragraph number 1 in Note 11 to the financial statements, as to which the date is May 13, 2004 and paragraph number 3 in Note 11, as to which the date is June 2, 2004) accompanying the consolidated financial statements and schedule of Stellent, Inc. and subsidiaries which are incorporated by reference or included in the Annual report on Form 10-K of Stellent, Inc. for the year ended March 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Stellent, Inc. and subsidiaries on Forms S-8 (No. 333-11489, No. 333-66449, No. 333-66451, No. 333-90843, No. 333-47228, No. 333-47216, No. 333-47214, No. 333-47212, No. 333-69080, No. 333-75828, No. 333-102130, 333-116148 and 333-116000) and Form S-3 (No. 333-66094).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
June 11, 2004